UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2022

Hoth Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38803	82-1553794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

(Address of principal executive offices, including ZIP code)

(646) 756-2997

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	HOTH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 11, 2022 (the “Effective Date”), Hoth Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), as representative of the several underwriters listed on Schedule I thereto (the “Underwriters”), relating to the public offering (the “Offering”) of  8,235,294 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $0.85 per Share (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 45-day option to purchase up to an additional 1,235,294 shares of Common Stock (the “Option Shares” and together with the Shares, the “Securities”) to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions. The net proceeds to the Company from the sale of the Shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $6.1 million assuming no exercise by the Underwriters of their over-allotment option for the Option Shares, or $7.1 million if the Underwriters exercise their over-allotment option for the Option Shares in full. The Company intends to use the net proceeds from the Offering for general corporate and working capital purposes.

The Securities will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-236887) previously filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2020 and declared effective by the Commission on March 11, 2020 and a related prospectus supplement dated April 11, 2022. The Offering is expected to close on or about April 14, 2022, subject to satisfaction of customary closing conditions (the “Closing Date”).

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company has agreed not to sell or otherwise dispose of any of the Company’s securities for a period ending 45 days after the Closing Date without first obtaining the written consent of EF Hutton. In addition, the Company’s officers and directors have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending 90 days after the Effective Date without first obtaining the written consent of EF Hutton.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto.

The description of the terms and conditions of the Underwriting Agreement set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement which is attached hereto as Exhibit 1.1.

The legal opinion of Sheppard Mullin Richter & Hampton, LLP relating to the legality of the issuance and sale of the Securities is attached as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01  Other Events.

On April 11, 2022, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On April 11, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 11, 2022, by and between Hoth Therapeutics, Inc. and EF Hutton, division of Benchmark Investments, LLC
5.1	Legal Opinion of Sheppard Mullin Richter & Hampton, LLP
23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (contained in Exhibit 5.1)
99.1	Launch Press Release dated April 11, 2022
99.2	Pricing Press Release dated April 11, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2022	Hoth Therapeutics, Inc.

/s/ Robb Knie
Robb Knie
Chief Executive Officer

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